As filed with the Securities and Exchange Commission on March 31, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________________
DOLLAR TREE, INC.
(Exact name of registrant as specified in its charter)

Virginia	26-2018846
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
________________________

500 Volvo Parkway
Chesapeake, Virginia 23320
(Address of principal executive offices) (Zip code)
________________________

Dollar Tree, Inc.
Nonstatutory Stock Option Agreement
(Full title of the plan)
________________________
William A. Old, Jr.
Chief Legal Officer
Dollar Tree, Inc.
500 Volvo Parkway
Chesapeake, Virginia 23320
(757) 321-5000
(Name, address and telephone number, including area code, of agent for service)
________________________
Copy to:
Robert E. Spicer, Jr.
Williams Mullen
200 South 10th Street, Suite 1600
Richmond, Virginia 23219
(804) 420-6000
________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement is being filed by Dollar Tree, Inc. (the “Registrant”) to register 2,252,587 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued upon the exercise of the stock option granted pursuant to that certain Nonstatutory Stock Option Agreement, effective March 19, 2022, by and between the Registrant and Richard W. Dreiling, the Executive Chairman of the Registrant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or delivered to the grantee of the stock option as specified in Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not being, filed by the Registrant with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)    The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 29, 2022, filed with the Commission on March 15, 2022.

(b)    The Registrant’s Current Reports on Form 8-K filed with the Commission on February 18, 2022, March 7, 2022 (Items 5.02 and 9.01), March 7, 2022 (Items 1.01 and 9.01), March 8, 2022 (as amended by Form 8-K/A on March 16, 2022), and March 21, 2022.

(c)    The description of the Registrant’s Common Stock contained in Exhibit 4.3 to its Annual Report on Form 10-K for the fiscal year ended February 1, 2020, filed with the Commission on March 20, 2020.

Notwithstanding the foregoing, the Registrant is not incorporating any document or information deemed to have been furnished and not filed in accordance with the Commission’s rules.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of those documents furnished or otherwise not deemed to be filed) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. The Company’s Exchange Act file number with the Commission is 0-25464.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia, as amended (the “Virginia Code”), stipulates that, unless limited by its articles of incorporation, a Virginia corporation must indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer was a party because he or she is or was a director or officer of the corporation, against the expenses incurred by the director or officer in connection with the proceeding. The Virginia Code permits a corporation to advance funds to a director or officer to pay for or reimburse expenses incurred in any legal proceeding before final disposition of the proceeding, if the director or officer delivers to the corporation a signed written undertaking to repay any funds advanced if he or she is not entitled to mandatory indemnification and it is ultimately determined that he or she did not meet the relevant standard of conduct. A corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. To meet the relevant standard of conduct, the Virginia Code provides that the director or officer must have believed, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in its best interests and, in the case of other conduct, that his or her conduct was at least not opposed to its best interests. In the case of any criminal proceeding, the director or officer must not have had reasonable cause to believe his or her conduct was unlawful. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which a director or officer is adjudged to be liable to the corporation, except for expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any further indemnity, including indemnity with respect to a proceeding by or in the right of the corporation, and to make additional provision for advances and reimbursement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law.

The Articles of Incorporation of the Registrant (the “Articles”) provide that, to the full extent permitted by applicable law, the Registrant will indemnify any past or current director or officer of the Registrant who was or is a party to any proceeding, including a proceeding brought by or in the right of the Registrant or brought by or on behalf of the shareholders of the Registrant, against any liability incurred by him in connection with such proceeding unless he engaged in willful misconduct or a knowing violation of the criminal law. To the same extent, the board of directors is empowered, by a majority vote of a quorum of disinterested directors, to enter into a contract to indemnify any director or officer against liability and to advance or reimburse his or her expenses in respect to any proceedings arising from any act or omission, whether occurring before or after the execution of such contract. Indemnification is limited to all proceedings commenced after the effective date of the Articles that arise from any act or omission, whether occurring before or after such effective date. In addition, the Articles provide that the Registrant will pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination of indemnification if the director or officer furnishes (i) a written statement of his or her good faith belief that he or she has met the requisite standard of conduct and (ii) a written undertaking to repay the advance if it is ultimately determined that he or she did not meet such standard of conduct.

The By-Laws of the Registrant (the “By-Laws”) provide that, unless the Registrant otherwise consents in writing, the federal and state courts in the Commonwealth of Virginia shall be the sole and exclusive forum for certain actions or proceedings, including (i) any derivative action or proceeding brought on behalf of the Registrant, (ii) any action asserting breach of fiduciary duty claims, (iii) any action asserting claims arising under the Virginia Stock Corporation Act, the Articles or By-Laws, (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Articles or By-Laws, (v) any action or proceeding regarding indemnification or advancement or reimbursement of expenses arising out of the Articles, By-Laws or otherwise, (vi) any action asserting a claim governed by the internal affairs doctrine or (vii) any action asserting one or more “internal corporate claims,” as that term is defined in subsection C of Section 13.1-624 of the Virginia Code, in all cases to the fullest extent permitted by law. In addition, the By-Laws provide that, unless the Registrant otherwise consents in writing, the United States federal district courts shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

The Registrant has entered into indemnification agreements with its directors and executive officers in furtherance of the indemnification provisions contained in the Articles. The Registrant also maintains an officers’ and directors’ liability insurance policy.

The Virginia Code also establishes a statutory limit on liability of directors and officers of a corporation for damages assessed against them in a suit brought by or in the right of the corporation or brought by or on behalf of shareholders of the corporation, and authorizes a corporation to specify a lower monetary limit on liability (including the elimination of liability for monetary damages) in the corporation’s articles of incorporation or, if approved by the shareholders, in the bylaws; however, the liability of a director or officer shall not be limited if such officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law. The Registrant’s Articles provides that, to the full extent that applicable law permits the limitation or elimination of the liability of directors and officers, no director or officer of the Registrant made a party to any proceeding shall be liable to the Registrant or its shareholders for monetary damages arising out of any transaction, occurrence or course of conduct, whether occurring prior or subsequent to the effective date of the Articles.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description of the Exhibit

4.1	Articles of Incorporation of Dollar Tree, Inc., as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 21, 2013).
4.2
Amended and Restated By-Laws of Dollar Tree, Inc., effective March 16, 2022 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on March 8, 2022).

4.3
Dollar Tree, Inc. Nonstatutory Stock Option Agreement, effective March 19, 2022, by and between the Registrant and Richard W. Dreiling (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on March 21, 2022).

5.1	Opinion of Williams Mullen.*
23.1	Consent of KPMG LLP. *
23.2	Consent of Williams Mullen (included in Exhibit 5.1).*
24.1	Power of Attorney (included on signature page).*
107	Filing Fee Table.*
* Filed herewith.

Item 9.    Undertakings.

(a)    The undersigned Registrant hereby undertakes:

    (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesapeake, Virginia, on March 31, 2022.

DOLLAR TREE, INC.

By:	/s/ Michael A. Witynski
Name:	Michael A. Witynski
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, being a director and/or officer of Dollar Tree, Inc., hereby constitutes and appoints William A. Old, Jr., John S. Mitchell, Jr. and Kevin S. Wampler, any of whom may act individually, to be his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, to sign in his or her name and on his or her behalf in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this Registration Statement, with exhibits thereto and other documents in connection therewith, and generally to do all such things on his or her behalf in any and all capacities stated below to enable the Registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Michael A. Witynski	President and Chief Executive Officer, Director	March 31, 2022
Michael A. Witynski	(principal executive officer)

/s/ Richard W. Dreiling	Executive Chairman, Director	March 31, 2022
Richard W. Dreiling

/s/ Kevin S. Wampler	Chief Financial Officer	March 31, 2022
Kevin S. Wampler	(principal financial officer)

/s/ Kathleen E. Mallas	Senior Vice President - Chief Accounting Officer	March 31, 2022
Kathleen E. Mallas	(principal accounting officer)

/s/ Thomas W. Dickson	Director	March 31, 2022
Thomas W. Dickson

/s/ Cheryl W. Grisé	Director	March 31, 2022
Cheryl W. Grisé

/s/ Daniel J. Heinrich	Director	March 31, 2022
Daniel J. Heinrich

/s/ Paul C. Hilal	Director	March 31, 2022
Paul C. Hilal

/s/ Edward J. Kelly, III	Director	March 31, 2022
Edward J. Kelly, III

Signature	Capacity	Date

/s/ Mary A. Laschinger	Director	March 31, 2022
Mary A. Laschinger

/s/ Jeffrey Naylor	Director	March 31, 2022
Jeffrey Naylor

/s/ Winnie Y. Park	Director	March 31, 2022
Winnie Y. Park

/s/ Bertram L. Scott	Director	March 31, 2022
Bertram L. Scott

/s/ Stephanie Stahl	Director	March 31, 2022
Stephanie Stahl